SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Natixis Funds Trust II

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February 17, 2023

DEAR SHAREHOLDER,

The Special Meeting of AlphaSimplex Global Alternatives Fund and AlphaSimplex Managed Futures Strategy Fund (“Acquired Funds”), each a series of Natixis Funds (“Natixis”), is scheduled to be held on March 9, 2023.

As a shareholder in one or both Funds, there are less than three weeks before the Special Meeting. As of the date of this letter, we have not received your vote. Please join your fellow shareholders who voted by taking a few moments to sign, date and mail your proxy card in the enclosed pre-paid envelope and follow the instructions below to vote by internet or telephone.

We continue to receive strong support for the Agreement and Plan of Reorganization between Virtus Funds and the Acquired Funds. Please take advantage of your right to vote.

Please see voting options below:

Vote by Phone by calling 1-833-290-2573 and speaking with a proxy voting specialist today. Our representatives are available weekdays from 10 a.m. to 11 p.m. Eastern time. You may also call the toll-free number on the enclosed card and follow the prompts.

Vote by Internet by visiting the internet address on the enclosed card and following the instructions.

Vote by Mail by completing, signing, and dating the enclosed card and returning it in the enclosed prepaid return envelope.

If you have any questions or need assistance in voting, please contact our proxy solicitor, Di Costa Partners (“DCP”) at: 1 (833) 290-2573. Please note that a DCP representative may call you to assist in voting.

Thank you,

DAVID L. GIUNTA

PRESIDENT

5436283.2.1

Natixis Funds P.O. Box 219579 Kansas City, MO 64121-9579 800-225-5478 im.natixis.com

Natixis Distribution, LLC is located at 888 Boylston St., Suite 800 Boston, MA 02199-8197. Member FINRA |